Exhibit 99.1

Ingles Markets, Incorporated Reports 50th Year of Record Sales, Plus Growth in Sales and Net Income for Fourth Quarter

ASHEVILLE, N.C.--(BUSINESS WIRE)--December 8, 2014--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported record sales of $3.84 billion for fiscal 2014, its 50th consecutive year of sales growth. For the full fiscal years, net income rose to $51.4 million in 2014 compared with $20.8 million in 2013. Fiscal 2013 included a $26.2 million after tax charge for debt extinguishment costs incurred during the third quarter of fiscal 2013. These costs were incurred as part of a refinancing of the Company’s major credit arrangements on more favorable terms.

Net income for the fourth quarter totaled $17.6 million, 13.1% higher than net income of $15.6 million for the fourth quarter of fiscal 2013. Total sales increased 1.7% in the fourth quarter of fiscal 2014 and 2.6% for the fiscal 2014 compared with the comparable periods in fiscal 2013.

Commenting on the results, Robert P. Ingle II, Chief Executive Officer, said, “Fifty years of sales growth is quite an accomplishment for the Company, and we are grateful for our loyal customer base. We will continue to improve our customer experience through providing a great selection of products delivered with convenience and value.”

Fourth Quarter Results

Net sales rose to $964.8 million for the quarter ended September 27, 2014, compared with $948.9 million for the comparable quarter in fiscal 2013. Comparable store sales, excluding gasoline, increased 0.9%. Gallons and dollars of gasoline sold increased while the average per gallon sales price was substantially the same for both fourth quarter periods.

Gross profit for the fourth quarter of fiscal 2014 increased to $220.4 million, compared with $210.3 million for the fourth quarter of fiscal 2013. Gross profit as a percentage of sales was 22.8% and 22.2% for the 2014 and 2013 fourth quarters, respectively. Grocery segment gross margins, excluding gasoline, increased 84 basis points comparing the fourth quarter of fiscal 2014 with the fourth quarter of fiscal 2013.

Operating and administrative expenses for the September 2014 quarter totaled $184.1 million. Operating and administrative expenses as a percentage of sales were 19.1% for the fourth quarter of fiscal 2014, compared with $178.9 million or 18.9% of sales for the fourth quarter of fiscal 2013. Ingles operated 202 stores and approximately 11.1 million square feet of store space at the end of fiscal 2014 and 203 stores and approximately 11.1 million square feet of store space at the end of fiscal 2013. During fiscal 2014, the Company opened one new store and closed two stores. The Company’s other store improvement capital projects this year focused on improved merchandising, convenience and the range of products offered to our customers.

Interest expense totaled $11.5 million for the fourth quarter of fiscal 2014, compared with $11.9 million for the fourth quarter of fiscal 2013. Total debt was $937.3 million at the end of fiscal 2014 compared with $912.5 million at the end of fiscal 2013.

The Company’s effective tax rate was 30.2% for the fourth quarter of fiscal 2014, compared with 23.8% for the fourth quarter of fiscal 2013. The unusually low effective tax rate for the fourth quarter of 2013 reflects the full year impact of 2013’s decrease in certain state tax rates and to the greater influence of tax credits on pretax income compared with the current fiscal year.

Net income for the September 2014 quarter rose to $17.6 million, compared with net income of $15.6 million for the September 2013 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock increased to $0.82 and $0.79 per share, respectively, for the September 2014 quarter, compared with $0.71 and $0.68 per share, respectively, for the September 2013 quarter.

Annual Results

Net sales were a record $3.84 billion for the fiscal year ended September 2014, an increase of $97.4 million, or 2.6%, from $3.74 billion for the fiscal year ended September 2013. Fiscal year 2014 was Ingles’ 50th consecutive year of record sales. Comparing fiscal 2014 with the previous year, comparable store sales increased 0.9%, excluding gasoline sales. Gallons and dollars of gasoline sold increased while the average per gallon sales price decreased slightly comparing fiscal 2014 with fiscal 2013.

Gross profit for the fiscal year ended September 27, 2014, increased $17.4 million, or 2.1%, to $845.2 million, or 22.0% of sales, compared with $827.8 million, or 22.1% of sales, for the fiscal year ended September 28, 2013. Grocery segment gross profit as a percentage of total sales, excluding gasoline, increased 36 basis points comparing fiscal 2014 with fiscal 2013.

Operating expenses increased $16.1 million in fiscal 2014, compared with fiscal 2013, and were 18.9% of sales for fiscal 2014 and for fiscal 2013. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 22.3% of sales for fiscal 2014, compared with 22.1% for fiscal 2013.

Gains/losses on asset disposals and other income totaled $3.8 million for fiscal 2014, compared with $7.2 million for fiscal 2013. The decrease is attributable to a $3.9 million gain on the sale of a former store property in fiscal 2013.

Interest expense decreased $12.5 million for the year ended September 27, 2014 to $46.6 million, compared with $59.1 million for the year ended September 28, 2013. Interest expense decreased due to the refinancing of existing debt at lower rates.

In June 2013, the Company issued $700 million of Senior Notes due 2023 at a rate of 5.75%. Proceeds were used to repay $575 million of Senior Notes due 2017 that had an effective rate of 9.5%, repay certain other debt, and pay the costs of the transaction, including prepayment penalties on the 9.5% notes. These prepayment penalties and the write off of other costs on repaid debt totaled $26.2 million after tax and were charged to earnings during the June 2013 quarter.

Income tax expense as a percentage of pre-tax income was 35.5% for fiscal 2014 compared with 20.8% for fiscal 2013. The previously mentioned debt extinguishment costs resulted in 2013 tax credits offsetting a greater portion of fiscal 2013 income, resulting in a lower fiscal 2013 effective tax rate.

Net income for fiscal 2014 totaled $51.4 million, compared with net income of $20.8 million for fiscal 2013. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $2.36 and $2.28 per share, respectively, for the year ended September 27, 2014, compared with $0.89 and $0.87 per share, respectively, for the year ended September 28, 2013.

Capital expenditures totaled $110.1 million and $101.5 million for fiscal 2014 and 2013, respectively. Major capital expenditures for fiscal 2014 included a new store, store remodels and the opening of 9 fuel stations.

The Company has a line of credit facility totaling $175.0 million with $134.1 million available (after deducting outstanding borrowings and letters of credit) at September 27, 2014. The Company is in compliance with all of its debt agreements and has significant unencumbered assets at September 27, 2014.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2014 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 202 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Financial Highlights
(Unaudited)

	Quarter Ended		Year Ended
	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
	2014 (13 weeks)	2013 (13 weeks)	2014 (52 weeks)	2013 (52 weeks)

Net sales	$964,838	$948,853	$3,835,986	$3,738,540
Gross profit	220,383	210,306	845,163	827,810
Operating and administrative expenses	184,093	178,862	722,644	706,498
Gain/(loss) from sale or disposal of assets	(310)	24	826	4,262
Income from operations	35,980	31,468	123,345	125,574
Other income, net	752	818	3,001	2,900
Interest expense	11,521	11,861	46,570	59,142
Loss on early extinguishment of debt	—	—	—	43,089
Income taxes	7,607	4,863	28,350	5,447
Net income	$17,604	$15,562	$51,426	$20,796

Basic earnings per common share – Class A	$0.82	$0.71	$2.36	$0.89
Basic earnings per common share – Class B	$0.74	$0.65	$2.14	$0.85
Diluted earnings per common share – Class A	$0.79	$0.68	$2.28	$0.87
Diluted earnings per common share – Class B	$0.74	$0.65	$2.14	$0.85

Additional selected information:
Depreciation and amortization expense	$24,818	$23,806	$97,664	$94,889
Rent expense	$3,399	$3,475	$14,122	$14,403

Condensed Consolidated Balance Sheets

	Sept. 27,		Sept. 28,
	2014		2013
ASSETS
Cash and cash equivalents	$8,614		$16,844
Receivables-net	60,991		59,930
Inventories	329,524		329,691
Other current assets	14,789		28,075
Property and equipment-net	1,218,607		1,212,132
Other assets	24,427		22,656
TOTAL ASSETS	$1,656,952		$1,669,328
LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$12,488		$18,957
Accounts payable, accrued expenses and current portion of other long-term liabilities	238,259		232,317
Deferred income taxes	70,040		86,082
Long-term debt	924,772		893,514
Other long-term liabilities	28,790		27,819
Total Liabilities	1,274,349		1,258,689
Stockholders' equity	382,602		410,639
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,656,952		$1,669,328

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer